NEWS RELEASE

Contact:  Beverly L. Armell
(508) 337-5111

HELIX REPORTS SECOND QUARTER RESULTS

MANSFIELD, MASSACHUSETTS, July 21, 2003... Helix Technology Corporation (Nasdaq: HELX) today announced results for the second quarter ended June 27, 2003. Net loss for the quarter was $1.4 million, or $(0.05) per diluted share, compared with a net loss of $3.8 million, or $(0.15) per diluted share, for the second quarter of 2002. Sales for the second quarter of 2003 were $24.6 million, compared with $29.0 million a year ago.

Net loss for the six months ended June 27, 2003, was $2.8 million or $(0.11) per diluted share, compared with net loss of $8.3 million, or $(0.34) per diluted share, for 2002. Sales for the six-month period were $48.2 million in 2003 versus $49.4 million in 2002.

Commenting on the second quarter, Helix President and Chief Executive Officer, Robert J. Lepofsky, said, "The financial results for the quarter are generally within our expected range of performance. The continued depressed global semiconductor capital equipment market has limited our pace of improvement during the first six months of this year. There is, however, a growing sense that conditions are improving within our industry. As reflected in statements from both customers and market analysts, wafer fabrication facility utilization is increasing, commitments to 300mm production capacity are expanding and expectations for integrated circuit demand are improving. We expect that these trends will translate into improving revenues for both our mission-critical product platforms and our productivity-enhancing service offerings in the quarters ahead. During the quarter, our latest generation On-Board®IS vacuum solutions, advanced Granville-Phillips instrumentation products, and our comprehensive TrueBluesm customer support programs continued to gain traction with both new and existing customers. These offerings are extending our strong market position and enhancing our deep partnerships with OEM and end-user accounts throughout the world."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

To the extent that this press release contains forward-looking statements, including statements regarding the Company's future performance, such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, including, among others, market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in the current depressed industry conditions, the Company's success in sustaining order bookings, and other risks indicated in the Company's filings with the Securities and Exchange Commission. Accordingly, actual results could differ materially from those indicated. The Company assumes no obligation to update the information in this press release.

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HELIX REPORTS SECOND QUARTER RESULTS

CONSOLIDATED STATEMENT OF OPERATIONS

	Second Quarter		Six Months
	(unaudited)		(unaudited)
(in thousands except per share amounts)	2003	2002	2003	2002

Net Sales	$24,555	$29,015	$48,178	$49,395
Costs and expenses:
Cost of sales	17,027	19,653	32,833	35,194
Research and development	2,547	3,968	5,230	7,484
Selling, general, and administrative	7,597	11,314	15,365	19,373

	27,171	34,935	53,428	62,051
Operating loss	(2,616)	(5,920)	(5,250)	(12,656)
Joint venture income	309	14	599	59
Interest and other income	214	296	467	365

Loss before taxes	(2,093)	(5,610)	(4,184)	(12,232)
Income tax benefit	(680)	(1,823)	(1,359)	(3,975)

Net loss	$(1,413)	$(3,787)	$(2,825)	$(8,257)

Net loss per common share:
Basic	$(0.05)	$(0.15)	$(0.11)	$(0.34)

Diluted	$(0.05)	$(0.15)	$(0.11)	$(0.34)

Number of shares used in per share calculation:
Basic	26,099	26,097	26,099	24,599
Diluted	26,099	26,097	26,099	24,599

SUMMARY BALANCE SHEETS

	(unaudited)	(audited)
(in thousands)	06/27/03	12/31/02

Assets
Cash, cash equivalents, and investments	$67,906	$63,319
Accounts receivable	16,945	15,036
Inventories	22,597	23,946
Other current assets	9,955	20,787
Fixed and other assets	35,156	36,383

Total Assets	$152,559	$159,471

Liabilities and Stockholders' Equity
Current liabilities	$24,219	$27,229
Stockholders' equity	128,340	132,242

Total Liabilities and Stockholders' Equity	$152,559	$159,471

The Company's quarterly report on Form 10-Q
is available to any stockholder upon request.